Exhibit 99.1
FOR IMMEDIATE RELEASE
Assisted Living Concepts, Inc. Reports Increased Revenues and Margins for its Third Quarter Along
With an Agreement to Acquire Operations of 541 Leased Units.
MILWAUKEE, WISCONSIN November 12, 2007
Highlights:
•	Entered into an asset purchase agreement to acquire operations of 541 leased units in southeastern United States — expected to add $2.2 million annually to EBITDA

•	Third quarter revenues up from second quarter 2007 and pro forma third quarter 2006

•	Private pay census up 249 units or 4.9% over the pro forma third quarter of 2006

•	Planned Medicaid census reductions were 223 units from the second quarter of 2007

•	Improved adjusted EBITDAR margins from second quarter of 2007 from 27.1% to 28.0%
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income of $4.2 million in the 2007 third quarter as compared to net income and net income from continuing operations of $0.3 million and $0.5 million, respectively, in the 2006 third quarter and net income and net income from continuing operations before one-time charges of $3.5 million and $3.7 million, respectively, in the 2006 third quarter.
ALC reported net income of $13.1 million in the first three quarters of 2007 as compared to net income and net income from continuing operations of $4.4 million and $5.9 million, respectively, in the first three quarters of 2006 and net income and net income from continuing operations before one-time charges in the first three quarters of 2006 of $9.9 million and $11.4 million, respectively.
In 2006, one-time charges included transaction fees of $1.2 million and $3.5 million (net of income tax benefits of $0.2 million in both periods) for the quarter and three quarters ended September 30, 2006, respectively, and a non-cash charge of $1.9 million (net of an income tax benefit of $1.2 million) in both the quarter and three quarters ended September 30, 2006. Transaction fees in 2006 related to legal, audit and other professional fees associated with the separation of ALC from Extendicare Inc., now known as Extendicare Real Estate Investment Trust (TSX:EXE.UN), on November 10, 2006. The other 2006 non-cash charge related to the write-down of an impaired property identified prior to the separation.
“During the third quarter of 2007 we were encouraged by a record number of private pay move-ins and the continued increase in revenues from private pay residents. However, due to a record number of move outs in the same period, we did not achieve the net private pay growth we expected, “commented Laurie Bebo, President and Chief Executive Officer of Assisted Living Concepts, Inc. “We believe the unusually high number of move outs in the quarter are a result of the exit of private pay residents who originally moved in with the intention of rolling over into the Medicaid program. Without the option of rolling into Medicaid programs, residents with limited funds have opted to reserve accommodations with operators willing to accept Medicaid reimbursement. In the third quarter of 2007, revenues from private pay residents as a percent of overall revenues increased to 86.2% from 84.4% in the quarter ended June 30, 2007.”
Diluted earnings per common share for the third quarter and first three quarters ended September 30, 2007 and 2006 were as follows:

	Quarter ended		First Three Quarters
	September 30,		ended September 30,
	2007	2006	2007	2006
Diluted earnings per common share from continuing operations	$0.06	$0.01	$0.19	$0.08
Diluted earnings per common share	$0.06	$0.01	$0.19	$0.06
Pro forma diluted earnings per common share excluding one-time charges*	$0.06	$0.05	$0.19	$0.16

*	Includes pro forma adjustments for 2006. See attached tables for 2006 pro forma and non-GAAP reconciliations and calculations of weighted average basic and diluted shares.

Prior to November 10, 2006, ALC was a wholly owned subsidiary of Extendicare. The financial results reported until that time reflect the consolidated historical financial statements of the assisted living operations of Extendicare in the United States.
Certain pro forma adjustments in the quarter and three quarters ended September 30, 2006 are necessary to reflect the ongoing operations of ALC following the November 10, 2006 separation of ALC from Extendicare. These adjustments remove data related to assets and liabilities that were not transferred to ALC in connection with the separation, including: (i) three assisted living facilities (168 units) that were closed in the third quarter of 2006 and (ii) two free-standing assisted living facilities (141 units) and another 129 assisted living units contained in skilled nursing facilities that were retained by Extendicare.
Pro forma income statement information for the quarter and three quarters ended September 30, 2006 are included for informational purposes and do not purport to reflect the results of operations of ALC that would have occurred had ALC operated as a separate independent company in that period. The pro forma financial statements do not reflect the additional cost of being a publicly listed company nor do they remove any interest expense related to the capital structure prior to the separation.
Certain non-GAAP financial measures are used in the discussions below in evaluating the performance of the business. See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR, reconciliations of net income to adjusted EBITDA and adjusted EBITDAR, calculations of adjusted EBITDA and adjusted EBITDAR as a percentage of total revenues, and pro forma and non-GAAP reconciliation information.
As of September 30, 2007, ALC operated 208 assisted living residences representing 8,535 units.
Quarters ended September 30, 2007, June 30, 2007, September 30, 2006 and pro forma September 30, 2006
Revenues of $57.9 million in the third quarter ended September 30, 2007,
•	increased $0.5 million or 0.8% from $57.4 million in the second quarter ended June 30, 2007,
•	decreased $0.9 million or 1.6% from $58.8 million in the third quarter ended September 30, 2006,and
•	increased $0.4 million or 0.6% from $57.5 million in the pro forma third quarter ended September 30, 2006.
Adjusted EBITDA for the third quarter of 2007 was $12.6 million, 21.8% of revenues and
•	increased $0.5 million or 4.3% from $12.1 million and 21.1% of revenues in the second quarter of 2007,
•	decreased $0.3 million or 2.0% from $12.9 million and 21.9% of revenues in the third quarter of 2006, and
•	equaled in dollars and decreased from 22.0% of revenues from the pro forma third quarter of 2006.
Adjusted EBITDAR for the third quarter of 2007 was $16.2 million, 28.0% of revenues and
•	increased $0.6 million or 4.2% from $15.6 million and 27.1% of revenues in the second quarter of 2007,
•	decreased $0.2 million or 1.4% from $16.4 million and equaled the percent of revenues in the third quarter of 2006, and
•	equaled in dollars and decreased from 28.2% of revenues from the pro forma third quarter of 2006.
Pro forma adjustments to the third quarter of 2006 remove the revenue, adjusted EBITDA, and adjusted EBITDAR associated with properties retained by Extendicare ($1.3 million, $0.2 million and $0.2 million, respectively). No pro forma adjustments were necessary in the 2007 financial information.
Third quarter ended September 30, 2007 compared to the second quarter ended June 30, 2007
Revenues in the third quarter of 2007 increased from the second quarter of 2007 primarily due to an increase in units occupied by private pay residents ($0.6 million), an additional day in the third quarter 2007 reporting period (92 days in the quarter ended September 30, 2007 vs. 91 in the quarter ended June 30, 2007) ($0.6 million), and higher average daily revenue as a result of rate increases ($0.5 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($1.0 million ) and a reduction in other revenue from the prior tenant of ALC’s corporate office ($0.2 million.)

Increased adjusted EBITDA and adjusted EBITDAR resulted primarily from higher revenues in the third quarter of 2007 as compared to the second quarter of 2007 as discussed above ($0.5 million) and a decrease in general and administrative expense ($0.8 million), partially offset by an increase in residence operations expenses ($0.7 million) and, for adjusted EBITDA, an increase in residence lease expense ($0.1 million). Decreased general and administrative expenses were primarily due to ALC’s annual conference which took place in the second quarter and a reduction in public company expenses based on the timing of costs associated with the annual report. Increased residence operations expense were primarily attributable to the additional day in the third quarter 2007 reporting period.
Third quarter ended September 30, 2007 compared to the third quarter ended September 30, 2006
Revenues in the quarter ended September 30, 2007 decreased primarily due to a decrease of 767 units occupied by Medicaid residents ($4.7 million), decreases in revenues associated with the properties retained by Extendicare (270 units) that were included only in the 2006 period ($1.3 million), and the elimination of revenues associated with the amortization of below market leases from Extendicare’s 2005 acquisition of ALC which ended in January 2007 ($0.3 million), partially offset by higher average daily revenue as a result of an increase of 249 units occupied by private pay residents ($2.0 million), private pay rate increases ($3.0 million), and Medicaid rate increases ($0.4 million).
Adjusted EBITDA and adjusted EBITDAR decreased in the third quarter of 2007 primarily due to decreased revenues discussed above ($0.9 million), an increase in general and administrative expense items ($0.1 million), and, for adjusted EBITDA, an increase in rental expense ($0.1 million), partially offset by a reduction in residence operations expenses ($0.8 million). Residence operations expense decreased primarily as a result of the elimination of expenses associated with properties retained by Extendicare and reduced census, partially offset by inflationary factors.
Third quarter ended September 30, 2007 compared to the pro forma third quarter ended September 30, 2006
Revenue increases in the quarter ended September 30, 2007 were for the reasons discussed above in the comparison of the third quarter ended September 30, 2007 to the third quarter ended September 30, 2006 and because of the pro forma adjustment to revenues of $1.3 million associated with properties retained by Extendicare.
Adjusted EBITDA and adjusted EBITDAR decreased for the reasons discussed above in the comparison of the third quarter ended September 30, 2007 to the third quarter ended September 30, 2006, offset by the pro forma adjustment to both adjusted EBITDA and adjusted EBITDAR of $0.2 million associated with properties retained by Extendicare.
Three Quarters ended September 30, 2007, September 30, 2006 and pro forma September 30, 2006
Revenues in the three quarters ended September 30, 2007 of $172.8 million,
•	increased $0.3 million or 0.1% from $172.6 in the three quarters ended September 30, 2006 and
•	increased $4.3 million or 2.5% from $168.6 million in the pro forma three quarters of 2006.
Adjusted EBITDA for the three quarters of 2007 was $37.8 million, 21.9% of revenues and
•	decreased $1.4 million or 3.6% from $39.2 million and 22.7% of revenues in the three quarters of 2006, and
•	decreased $0.7 million or 1.7% from $38.5 million and 22.8% of revenue in the pro forma three quarters of 2006.
Adjusted EBITDAR for the three quarters of 2007 was $48.5 million, 28.1% of revenues and
•	decreased $1.3 million or 2.5% from $49.8 million and 28.9% of revenues in the three quarters of 2006, and
•	decreased $0.5 million or 1.0% from $49.0 million and 29.1% of revenues in the pro forma three quarters of 2006.
Pro forma adjustments to the three quarters of 2006 remove the revenue, adjusted EBITDA, and adjusted EBITDAR associated with properties retained by Extendicare ($4.0 million, $0.7 million and $0.7 million, respectively). No pro forma adjustments were necessary in the 2007 financial information.
Three quarters ended September 30, 2007 compared to the three quarters ended September 30, 2006
Increased revenues in the first three quarters of 2007 resulted primarily from higher average daily revenue as a result of an increase of units occupied by private pay residents ($7.2 million), private pay rate increases ($6.2 million), Medicaid rate increases ($1.1 million), and revenue from the prior tenant of ALC’s corporate office ($0.4 million), partially offset by a decrease in the number of units occupied by Medicaid residents ($9.6 million), decreases in revenues associated with properties retained by Extendicare (270 units) that were included only in the 2006 period ($4.0 million), and from the elimination of non-recurring revenues associated with the amortization of below market leases from Extendicare’s 2005 acquisition of ALC which ended in January 2007 ($1.0 million).
Adjusted EBITDA and adjusted EBITDAR decreased primarily from increased general and administrative expense ($2.0 million) and, for adjusted EBITDA only, rental expense ($0.2 million), partially offset by decreased residence operations expenses ($0.5 million) and the growth in revenues discussed above ($0.3 million). Increased general and administrative expenses were primarily associated with additional expenses from being a public company in 2007. Decreased residence operations expenses resulted from the inclusion of properties retained by Extendicare in the 2006 residence operations expense, partially offset by additional insurance expense and expenses associated with new marketing materials.
Three quarters ended September 30, 2007 compared to the pro forma three quarters ended September 30, 2006
Revenues increased in the three quarters ended September 30, 2007 for the reasons discussed above in the comparison of the three quarters ended September 30, 2007 to the three quarters ended September 30, 2006 and the pro forma adjustment to revenues of $4.0 million associated with properties retained by Extendicare.
Adjusted EBITDA and adjusted EBITDAR decreased for the reasons discussed above in the comparison of the three quarters ended September 30, 2007 to the three quarters ended September 30, 2006 and because of the pro forma adjustments to both adjusted EBITDA and adjusted EBITDAR of $0.7 million associated with properties retained by Extendicare.
Share buyback program
On December 14, 2006, ALC announced a share buyback program enabling ALC to repurchase up to $20 million of its Class A common stock. On August 20, 2007, ALC announced that its Board of Directors authorized an increase of its Class A common stock repurchase program by an additional $20 million. In the third quarter of 2007, ALC purchased a total of 2.8 million shares of Class A common stock at a total cost of $24.9 and an average price of $9.03 per share. For the first three quarters of 2007, ALC repurchased a total of 3.0 million shares of Class A common stock at a total cost of $27.7 and an average price of $9.17 per share.
Acquisitions
As of November 9, 2007, ALC entered into an asset purchase agreement to acquire the operations of eight assisted living residences consisting of a total of 541 leased units for a purchase price of $14.4 million. The units, located in the southeast United States, are currently 92% occupied with all private pay residents and are expected to generate post acquisition annual revenue, EBITDAR and EBITDA of $18.0 million, $7.1 million and $2.2 million, respectively. The lease has an initial term expiring in March 2015 with three five-year renewal options. Completion of the transaction is subject to customary closing conditions.
Expansion Plan Update
As of September 30, 2007, ALC has finished the design phase on most expansion units and is currently receiving bids on its additions. To date, bids have been consistent with our original guidance of $125,000 per unit. As previously reported, the expansion is expected to add 400 units onto existing ALC residences. Construction is expected to be completed during the second and third quarters of 2008.
Financing Activities
During the third quarter, ALC completed the refinancing of two of its Texas properties. Prior to refinancing, the remaining combined principal amount due under these mortgages was $4.3 million at an average rate of 7.40% with an average maturity of 29 years. After refinancing the aggregate principal amount remained unchanged while the average rate decreased to 5.75% and the average maturity decreased to 25 years.
As of September 30, 2007 ALC had availability of $81.0 million under its revolving credit facility.

Investor Call
ALC has scheduled a conference call for today, November 12, 2007 at 10:00 a.m. (Eastern Time) to discuss its financial results for the third quarter. The toll-free number for the live call is 800-988-0233, or international 1-210-234-0000; the passcode is 111207, and the leader name is Laurie Bebo. A taped rebroadcast will be available approximately one hour following the live call until midnight on December 12, 2007. To access the rebroadcast of the call, click on the Investor Relations section of ALC’s website: www.alcco.com.
About Us
Assisted Living Concepts, Inc., is an operator of assisted living residences in the United States. ALC and its subsidiaries operate 208 assisted living residences with capacity for over 8,500 residents in 17 states. ALC’s assisted living facilities typically consist of 35 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,500 people.
The attached statements reflect certain reclassifications to the prior period figures to conform to the 2007 presentation.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations including managements expectations about improving private payer mix, are forward-looking statements. These forward-looking statements generally include words such as “expect,” “intend,” “will,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties related to these statements, other risks and uncertainties are identified in ALC’s’ filings with United States Securities and Exchange Commissions and include, but are not limited to, the following: changes in the health care industry in general and the long-term care industry in particular because of political and economic influences; changes in regulations governing the industry and ALC’s’ compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Income
(In thousands, except earnings per share)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues	$57,898	$58,820	$172,845	$172,594

Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	38,832	39,599	114,809	115,355
General and administrative	2,663	2,915	9,489	7,856
Residence lease expense	3,595	3,564	10,754	10,589
Depreciation and amortization	4,584	4,235	13,088	12,527
Transaction costs	—	1,435	56	3,735
Loss on impairment of long-lived assets	—	3,080	—	3,080

Total operating expenses	49,674	54,828	148,196	153,142

Income from operations	8,224	3,992	24,649	19,452
Other expense:
Interest expense, net	(1,405)	(2,294)	(3,477)	(7,708)

Income from continuing operations before income taxes	6,819	1,698	21,172	11,744
Income tax expense	(2,594)	(1,177)	(8,048)	(5,808)

Net income from continuing operations	4,225	521	13,124	5,936
Loss from discontinued operations, net of taxes	—	(225)	—	(1,498)

Net income	$4,225	$296	$13,124	$4,438

Weighted average common shares:
Basic	67,891	69,322	68,946	69,322
Diluted	68,575	70,205	69,648	70,205

Per share data:
Basic earnings per common share:
Income from continuing operations	$0.06	$0.01	$0.19	$0.08
Loss from discontinued operations	—	—	—	(0.02)

Net income	$0.06	$0.01	$0.19	$0.06

Diluted earnings per common share:
Income from continuing operations	$0.06	$0.01	$0.19	$0.08
Loss from discontinued operations	—	—	—	(0.02)

Net income	$0.06	$0.01	$0.19	$0.06

Adjusted EBITDA (1)	$12,616	$12,878	$37,793	$39,210

Adjusted EBITDAR (1)	$16,211	$16,442	$48,547	$49,799

(1)	See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$8,975	$19,951
Investments	5,589	5,332
Accounts receivable, less allowances of $1,011 and $1,086, respectively	3,817	5,395
Supplies, prepaid expenses and other current assets	6,550	8,178
Income tax receivable	—	90
Deferred income taxes	1,094	1,552

Total current assets	26,025	40,498
Property and equipment, net	394,441	374,612
Goodwill and other intangible assets, net	21,305	18,102
Restricted cash	8,703	10,947
Other assets	3,145	3,181

Total Assets	$453,619	$447,340

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$3,650	$5,134
Accrued liabilities	21,650	19,580
Current maturities of long-term debt	19,614	2,732
Income taxes payable	1,107	—
Current portion of self-insured liabilities	300	300

Total current liabilities	46,321	27,746
Accrual for self-insured liabilities	2,166	1,171
Long-term debt	87,811	87,904
Deferred income taxes	5,589	5,146
Other long-term liabilities	9,189	8,535

Total Liabilities	151,076	130,502

Stockholders’ Equity:
Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized, none issued	—	—
Class A Common Stock, par value $0.01 per share, 400,000,000 shares authorized, 57,582,951 and 59,501,918 issued, respectively	576	595
Class B Common Stock, par value $0.01 per share, 75,000,000 shares authorized, 8,935,436 and 9,956,337 issued, respectively	89	100
Treasury stock at cost, Class A Common Stock, 3,016,410 and 0 shares, respectively	(27,633)	—
Additional paid-in capital	313,548	313,474
Accumulated other comprehensive income	700	530
Retained earnings	15,263	2,139

Total Stockholders’ Equity	302,543	316,838

Total Liabilities and Stockholders’ Equity	$453,619	$447,340

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006
OPERATING ACTIVITIES:
Net income	$13,124	$4,438
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,088	12,587
Amortization of purchase accounting adjustments for:
Leases and debt	(753)	(636)
Below market resident leases	(39)	(1,067)
Provision for bad debt, net of write-offs	75	64
Provision for self-insured liabilities	1,217	400
Payments of self-insured liabilities	(222)	(227)
Loss on impairment of long-lived assets and discontinued operations	—	5,018
Deferred income taxes	901	(2,159)
Equity-based compensation expense	—	416
Changes in assets and liabilities:
Accounts receivable	1,503	(723)
Supplies, prepaid expenses and other current assets	1,628	(1,351)
Accounts payable	(1,484)	(682)
Accrued liabilities	2,070	3,791
Income taxes payable/receivable	1,109	(214)
Other non-current assets, including restricted cash	2,280	(356)
Other long-term liabilities	909	1,167
Current due to Extendicare	—	7,473

Cash provided by operating activities	35,406	27,939

INVESTING ACTIVITIES:
Payments for acquisitions	(24,436)	—
Payments for new construction projects	(3,210)	(1,607)
Payments for purchases of property and equipment	(8,474)	(10,476)

Cash used in investing activities	(36,120)	(12,083)

FINANCING ACTIVITIES:
Capital contributions from Extendicare	74	16,127
Purchase of treasury stock	(27,663)	—
Repayment of interest bearing advances to Extendicare	—	(25,200)
Proceeds from borrowings on revolving credit facility	19,000	—
Proceeds from mortgage debt	4,301	—
Repayment of mortgage debt	(5,974)	(1,768)

Cash used in financing activities	(10,262)	(10,841)

Increase / (decrease) in cash and cash equivalents	(10,976)	5,015
Cash and cash equivalents, beginning of year	19,951	6,439

Cash and cash equivalents, end of period	$8,975	$11,454

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$5,372	$8,134
Income tax payments, net of refunds	5,854	486

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
All continuing residences*

	Three months ended
	September 30,	June 30,	September 30,
	2007	2007	2006
Average Occupied Units by Payer Source
Private	5,359	5,292	5,110
Medicaid	1,221	1,444	1,988

Total	6,580	6,736	7,098

Occupancy Mix by Payer Source
Private	81.4%	78.6%	72.0%
Medicaid	18.6%	21.4%	28.0%

Percent of Revenue by Payer Source
Private	86.2%	84.4%	78.5%
Medicaid	13.8%	15.6%	21.5%

Average Revenue per Occupied Unit Day by Payer Source
Private	$101.24	$100.21	$95.52
Medicaid	$70.86	$67.62	$67.09
Combined	$95.60	$93.22	$87.56

Occupancy Percentage	77.6%	80.9%	85.8%
All continuing residences*

	Nine months ended
	September 30,	September 30,
	2007	2006
Average Occupied Units by Payer Source
Private	5,290	5,009
Medicaid	1,467	2,001

Total	6,757	7,010

Occupancy Mix by Payer Source
Private	78.3%	71.5%
Medicaid	21.7%	28.5%

Percent of Revenue by Payer Source
Private	84.0%	78.5%
Medicaid	16.0%	21.5%

Average Revenue per Occupied Unit Day by Payer Source
Private	$100.23	$96.06
Medicaid	$68.67	$65.86
Combined	$93.38	$87.44

Occupancy Percentage	80.7%	84.8%

*	Continuing residences include all residents except (i) two freestanding residences and an additional 129 assisted living units contained in skilled nursing facilities that were retained by Extendicare and (ii) residences classified in the financial statements as discontinued operations.

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
Same residence basis**

	Three months ended
	September 30,	June 30,	September 30,
	2007	2007	2006
Average Occupied Units by Payer Source
Private	5,252	5,252	5,110
Medicaid	1,221	1,444	1,988

Total	6,473	6,696	7,098

Occupancy Mix by Payer Source
Private	81.1%	78.4%	72.0%
Medicaid	18.9%	21.7%	28.0%

Percent of Revenue by Payer Source
Private	86.1%	84.4%	78.5%
Medicaid	13.9%	15.6%	21.5%

Average Revenue per Occupied Unit Day by Payer Source
Private	$101.62	$100.20	$95.52
Medicaid	$70.86	$67.62	$67.09
Combined	$95.82	$93.17	$87.56

Occupancy Percentage	78.0%	80.8%	85.8%
Same residence basis**

	Nine months ended
	September 30,	September 30,
	2007	2006
Average Occupied Units by Payer Source
Private	5,227	5,009
Medicaid	1,467	2,001

Total	6,694	7,010

Occupancy Mix by Payer Source
Private	78.1%	71.5%
Medicaid	21.9%	28.5%

Percent of Revenue by Payer Source
Private	83.9%	78.5%
Medicaid	16.1%	21.5%

Average Revenue per Occupied Unit Day by Payer Source
Private	$100.34	$96.06
Medicaid	$68.67	$65.86
Combined	$93.40	$87.44

Occupancy Percentage	80.8%	84.8%

**	Same residence basis excludes the quarterly and full year impact of residents added from the acquisition of the 185 unit residence in Dubuque, Iowa purchased on July 20, 2007 and the 40 unit residence in Escanaba, Michigan purchased on November 1, 2006.

Weighted Average Basic and Diluted Shares
     The basic weighted average number of shares of common stock is based upon the number of shares of Class A and Class B common stock of ALC outstanding. For purposes of determining the diluted weighted average number of shares, the Class B shares were deemed to have been converted into Class A shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This resulted in an additional 0.7 million shares included in the fully diluted weighted average number of shares outstanding in both the quarter and three quarters ended September 30, 2007. For the quarter and three quarters ended September 30, 2006, the basic average number of shares of common stock was determined by adding the number of outstanding Subordinate Voting Shares and the number of Multiple Voting shares of Extendicare upon completion of the separation which was equal to the number of shares of Class A and Class B common stock of ALC distributed in conjunction with the separation. For purposes of determining the diluted weighted average number of shares, the Multiple Voting Shares were deemed to have been converted into Subordinated Voting Shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This resulted in an additional 0.9 million shares included in the diluted weighted average number of shares outstanding in both the quarter and three quarters ended September 30, 2006.
Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
     Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use adjusted EBITDA and adjusted EBITDAR as key performance indicators and adjusted EBITDA and adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
     We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe adjusted EBITDA and adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
     We report specific line items separately, and exclude them from adjusted EBITDA and adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use adjusted EBITDA and adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use adjusted EBITDA and adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present adjusted EBITDA and adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
     The following table sets forth a reconciliation of net income to adjusted EBITDA and adjusted EBITDAR:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In thousands, unaudited)

Net income	$4,225	$296	$13,124	$4,438
Loss from discontinued operations, net of tax benefit	—	225	—	1,498
Provision for income taxes	2,594	1,177	8,048	5,808

Income from continuing operations before income taxes	6,819	1,698	21,172	11,744
Add:
Depreciation and amortization	4,584	4,235	13,088	12,527
Interest expense, net	1,405	2,294	3,477	7,708
Transaction costs	—	1,435	56	3,735
Loss on impairment of long-lived assets	—	3,080	—	3,080
Non-cash equity based compensation	(192)	136	—	416

Adjusted EBITDA	12,616	12,878	37,793	39,210
Add: Lease expense	3,595	3,564	10,754	10,589

Adjusted EBITDAR	$16,211	$16,442	$48,547	$49,799

     The following table sets forth the calculations of adjusted EBITDA and adjusted EBITDAR as percentages of total revenue:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Dollars in thousands, unaudited)

Revenues	$57,898	$58,820	$172,845	$172,594

Adjusted EBITDA	$12,616	$12,878	$37,793	$39,210

Adjusted EBITDAR	$16,211	$16,442	$48,547	$49,799

Adjusted EBITDA as percent of total revenue	21.8%	21.9%	21.9%	22.7%

Adjusted EBITDAR as percent of total revenue	28.0%	28.0%	28.1%	28.9%

Assisted Living Concepts, Inc.
Pro Forma and Non-GAAP Reconciliation Information
(In thousands, except earnings per share data)
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30, 2006				September 30, 2006
	Actual	Adjustments		Pro Forma	Actual	Adjustments		Pro Forma
Revenues	$58,820	$(1,277	)(A)	$57,543	$172,594	$(4,029	)(A)	$168,565

Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	39,599	(1,039	)(A)	38,560	115,355	(3,282	)(A)	112,073
General and administrative	2,915	—		2,915	7,856	—		7,856
Residence lease expense	3,564	—		3,564	10,589	—		10,589
Depreciation and amortization	4,235	(175	)(A)	4,060	12,527	(546	)(A)	11,981
Transaction costs	1,435	—		1,435	3,735	—		3,735
Loss on impairment of long-lived assets	3,080	—		3,080	3,080	—		3,080

Total operating expenses	54,828	(1,214)		53,614	153,142	(3,828)		149,314

Income from operations	3,992	(63)		3,929	19,452	(201)		19,251
Other expense:
Interest expense, net	(2,294)	5	(A)	(2,289)	(7,708)	20	(A)	(7,688)

Income from continuing operations before income taxes	1,698	(58)		1,640	11,744	(181)		11,563
Income tax expense	(1,177)	24	(B)	(1,153)	(5,808)	72	(B)	(5,736)

Income from continuing operations	521	(34)		487	5,936	(109)		5,827
Loss from discontinued operations before income taxes	(225)	225		—	(1,498)	1,498		—

Net income	296	191		487	4,438	1,389		5,827
Transaction fees	1,435	—		1,435	3,735	—		3,735
Loss on impairment on long-lived assets	3,080	—		3,080	3,080	—		3,080
Income tax benefit on transaction fees and impairment of long-lived assets	(1,348)	—		(1,348)	(1,348)	—		(1,348)

Net income excluding transaction fees and impairment of long-lived assets	3,463	191		3,654	9,905	1,389		11,294

Net income from continuing operations excluding transaction fees and impairment of long-lived assets	3,688	(34)		3,654	11,403	(109)		11,294

Pro forma basic weighted average shares(C)	69,322	—		69,322	69,322	—		69,322
Pro forma diluted weighted average shares(C)	70,205	—		70,205	70,205	—		70,205
Adjusted EBITDA	$12,878	$(238)		$12,640	$39,210	$(747)		$38,463

Adjusted EBITDAR	$16,442	$(238)		$16,204	$49,799	$(747)		$49,052

Basic earnings per common share(D)	$0.05			$0.05	$0.16			$0.16

Diluted earnings per common share (D)	$0.05			$0.05	$0.16			$0.16

See notes to unaudited pro forma consolidated financial statements below

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(A)	To remove operations (including related depreciation and amortization) of three discontinued assisted living facilities (168 units) and two free-standing Extendicare assisted living facilities (141 units) and another 129 assisted living units contained within skilled nursing facilities that were not transferred to ALC. These assets and operations were included in the consolidated statements of income through November 10, 2006.

(B)	To reflect the income tax effect of pro forma adjustments at applicable income tax rates.

(C)	The basic weighted average shares of common stock for the three and nine month periods ended September 30, 2006 were determined from the number of outstanding Subordinate Voting Shares of Extendicare on November 10, 2006, the separation date, which would have approximated the number of outstanding shares of Class A common stock, and the number of outstanding Multiple Voting Shares of Extendicare, which would have approximated the number of outstanding shares of Class B common stock. For purposes of determining the diluted weighted average shares, the Multiple Voting Shares were deemed to have been converted into Subordinate Voting Shares at the 1 to 1.075 conversion ratio applicable to the Class B common stock. This conversion feature resulted in an additional 0.9 million shares included in the diluted weighted average shares outstanding for both periods.

(D)	Earnings per common share represent earnings and pro forma earnings from continuing operations before the net impact of transaction fees and impairment of long-lived assets.
Pro forma adjusted EBITDA and adjusted EBITDAR
     The following tables sets forth a reconciliation of pro forma net income to pro forma adjusted EBITDA and pro forma adjusted EBITDAR for the three and nine month periods ended September 30, 2006.

	Three months	Nine months
	ended	ended
	September 30,	September 30,
	2006	2006
	(In thousands, unaudited)
Pro forma net income	$487	$5,827
Pro forma income tax expense	1,153	5,736

Pro forma income from continuing operations before income taxes	1,640	11,563
Add:
Pro forma depreciation and amortization	4,060	11,981
Pro forma interest expense, net	2,289	7,688
Pro forma transaction costs	1,435	3,735
Pro forma loss on impairment of long-lived assets	3,080	3,080
Non-cash equity based compensation	136	416

Pro forma adjusted EBITDA	12,640	38,463
Add: Pro forma lease expense	3,564	10,589

Pro forma adjusted EBITDAR	$16,204	$49,052

     The following table sets forth the calculations of pro forma adjusted EBITDA and pro forma adjusted EBITDAR as a percentage of pro forma revenues for the three and six month periods ended June 30, 2006. No pro forma adjustments were necessary in the three and six month periods ended June 30, 2007.

	Three months	Nine months
	ended	ended
	September 30,	September 30,
	2006	2006
	(Dollars in thousands, unaudited)
Pro forma revenues	$57,543	$168,565

Pro forma adjusted EBITDA	$12,640	$38,463

Pro Forma adjusted EBITDAR	$16,204	$49,052

Pro Forma adjusted EBITDA as percent of total pro forma revenue	22.0%	22.8%

Pro forma adjusted EBITDAR as percent of total pro forma revenue	28.2%	29.1%